Exhibit 16

May 8, 1997

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  The Cosmetic Center, Inc.

Dear Gentlemen:

We have read Item 4 included in the attached Form 8-K dated May 8, 1997 of The Cosmetic Center, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

Copy to:
Mr. Bruce Strohl
Vice President, Finance and Administration
The Cosmetic Center, Inc.
8839 Greenwood Place
Savage, Maryland 20763